DATED THIS 23RD **DAY OF** MARCH **2023**

BETWEEN

MURUGESU A/L M. NARASIMHA
(NRIC No.: 690219-10-6397)
&
DEIVAMALAR A/P KANDIAH
(NRIC No.: 731027-10-5638)
(VENDORS)

AND

VERDE RESOURCES (MALAYSIA) SDN. BHD
(CO. NO.: 202201002087 (1447784-K))
(PURCHASER)

SHARES SALE AGREEMENT
(In Relation to 60% of Issued and Paid-up Shares in
VATA VM SYNERGY (M) SDN. BHD.
(Co. No.:200601019719 (739472-W))
(COMPANY)

Prepared by:
Messrs. Rajes Hisham Rahim & Gopal
6th Floor ,Yee Seng Building,
15, Jalan Raja Chulan,
50200, Kuala Lumpur
Tel: 0320266606
Fax: 0320266607
Email: rajes@rhrg.com.my

THIS AGREEMENT is made on the 23RD day of MARCH 2023

BETWEEN

MURUGESU A/L M. NARASIMHA (NRIC No.: 690219-10-6397) and **DEIVAMALAR A/P KANDIAH (NRIC No.: 731027-10-5638) both** Malaysian citizens of No. 67, Jalan Dato Dollah 2, 41100 Klang, Selangor (collectively the "**Vendors**" and each a "**Vendor** "); and

AND

VERDE RESOURCES (MALAYSIA) SDN. BHD. (CO. NO.: 202201002087 (1447784-K)) a private limited incorporated in Malaysia under the Companies Act 2016 and having its registered address at Lot 6.01, 6th Floor, Imbi Plaza, 28 Jalan Imbi, 55100 Kuala Lumpur and having its place of business at 17th Floor, Menara Hap Seng, No. 1 &3 Jalan P. Ramlee, 50250 Kuala Lumpur (the **"Purchaser")**
(each a "Party" and collectively the "Parties").

WHEREAS:

A. **VATA VM SYNERGY (M) SDN.BHD. (CO. NO.: 200601019719 (739472-W)) ("VVS")** is a private limited company a company incorporated in Malaysia and recognised under the Companies Act 2016 and having its registered address at No.22 Jalan Pelangi, Off Jalan Batu Tiga Lama, 41300 Klang, Selangor and having its business address at Lot 5164-67, MK Cegar Galah, Batu 29, Kg Chuar Kati, 33020 Kuala Kangsar, Perak (**"Company"**). As of the date of this Agreement, the Company has an issued and paid-up share of **Ringgit Malaysia Two Hundred And Fifty Thousand (RM250,000.00)** only divided into **Two Hundred And Fifty Thousand (250,000)** ordinary shares of **Ringgit Malaysia One (RM1,00)** only each("**Shares**").

B. The Company currently is in the business of providing green technology to government and private sectors and in creating high quality compost using agricultural waste and biomass products in Malaysia. The Vendors warrant that the Company has been granted licences("**Licences**") by the relevant authorities("**Relevant Authorities**") as attached in **Schedule 1** herein.

C. As part of the Company's business, the Company is currently operating a compost processing plant located at the above referred business location. The Company has procured various arrangements and agreements (**"Supply Agreements**") from various palm oil mills for the supply of palm oil waste subject to terms and conditions therein contained. The Vendors further warrant that the Supply Agreements are still subsisting and enforceable. The details of the existing Supply Agreements are listed and attached herewith as **Schedule 2** ("**The Supply Agreements**').

D. The Vendors are collectively the legal and beneficial owners of all of the Shares in the Company wherein **MURUGESU A/L M. NARASIMHA ("MN") holds Two Hundred Thousand (200,000)** ordinary shares and and **DEIVAMALAR A/P KANDIAH ("DK")** holds **Fifty Thousand (50,000)** ordinary shares in the Company.

E. The MN is interested to dispose **forty percent (40%)** of Shares equivalent to 100,000 Shares and DK is interested to dispose her entire shareholding equivalent of **twenty percent (20%)** of the Shares (the "**Sale Shares**").

F. The Purchaser is a wholly owned subsidiary of **Verde Resources, Inc (Nevada Business Reg No. NV20101296137)**, incorporated in the State of Nevada, USA and listed on OTC Markets under the stock code, "VRDR", ("**VRI**") and is involved inter alia in the manufacturing of biomass products based on palm oil waste.

G. The Purchaser is keen to take on a stake in the Company given the Company's business add value to the Purchaser and VRI wherein based on the a "willing buyer and willing seller" basis, Vendors hereby agree to sell to the Purchaser and the Purchaser hereby agrees to purchase from the Vendors the Sale Shares on the terms and subject to the conditions contained in this Agreement.

H. The Purchaser has appointed **Messrs. Rajes Hisham Rahim & Gopal, Advocates & Solicitors of 6th Floor, Yee Seng Building, 15 Jalan Raja Chulan, 50200 Kuala Lumpur** (the "**Purchaser's Solicitors**") as their solicitors.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1. **INTERPRETATION**

1.1 In this Agreement and the Schedules, unless the context otherwise requires, the following words and expressions shall have the following meanings:

"**Accounts**" means the audited consolidated financial statements (comprising a balance sheet, profit and loss statement, notes to accounts and auditors' certificate) prepared with respect to the Company in accordance with the accounting principles, standards and practices generally accepted at the relevant time in Malaysia then in force for the financial year ended on the Accounts Date;

"**Accounts Date**" means, in relation to the Company (where applicable) being the 31st October 2022;

"**Agreement**" means this Agreement (including the Schedules and Appendices);

"**Audited Accounts**" means the audited consolidated accounts of the Company as of the Accounts Date;

"**Business Day**" means a day (other than a Saturday or Sunday or a gazetted public holiday) in Kuala Lumpur;

"**Companies Act**" means the Companies Act, 2016;

"**Completion**" means completion of the sale and purchase of the Sale Shares as specified in Clause 6;

"**Completion Date**" means the date on which Completion takes place pursuant to Clause 6;

"**Confidential Information**" means this Agreement and all written information disclosed by or on behalf of the Vendors or the Company, including without limitation, financial, technical and business information, data, know-how, market reports and related documentation provided that each such information either contains or bears thereon (in either case in a prominent position), or is accompanied by, a written statement that the same is confidential or proprietary;

"**Consideration**" means the purchase consideration of **Ringgit Malaysia Two Million Two Hundred Five Thousand only (RM2,250,000.00)** to be paid in accordance to Clause 3.1 herein below;

"**Encumbrances**" means any mortgage, assignment of receivables, debenture, lien, charge, pledge, security interest, title retention, right to acquire, options, restriction on transfer and any other encumbrance or condition whatsoever;

"**Management Accounts**" means the management accounts of the Company;

"**Proposed Acquisition**" means the proposed acquisition by the Purchaser of the Sale Shares from the Vendors pursuant to the terms and conditions of this Agreement;

"**Purchaser's Due Diligence Exercise**" means the legal, financial and commercial due diligence conducted by the Purchaser in respect of the accounts, assets, personnel and businesses of the Company as set out in Clause 4.2;

"**Ringgit Malaysia**" or "**RM**" means the lawful currency of Malaysia;

"**Sale Shares**" mean **sixty per cent (60%)** of issued and paid-up ordinary shares in the Company;

"**Taxation**" means all forms of taxation and statutory, governmental, supra governmental, state, provincial, local government or municipal impositions, duties, contributions and levies (including withholdings and deductions), whether in Malaysia or elsewhere in the world, whenever imposed and however arising and all penalties, fines, charges, costs and interest, together with the cost of removing any charge or other encumbrance relating thereto;

"**Tax Authority**" means any taxing or other authority, body or official competent to administer, impose or collect any Taxation in Malaysia or elsewhere;

"**Transaction**" means any transaction, deed, act, event, omission, payment or receipt of whatever nature and whether actual or deemed; and

"**Vendors' Warranties**" means the representations, warranties and undertakings of the Vendors as set out in Clause 8 and **Schedule 3**.

1.2 References to statutory provisions shall be construed as references to those provisions as respectively amended or re-enacted or as their application is modified by other provisions (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification).

1.3 References herein to Clauses, Schedules and Appendices are to clauses in, and schedules and appendices to this Agreement. The Schedules and Appendices form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement.

1.4 References herein to "subsidiaries" shall mean subsidiaries as defined in the Companies Act.

1.5 The headings have been inserted for convenience only and shall not affect the construction of this Agreement.

1.6 Words importing the singular shall include the plural and vice versa, words importing a specific gender shall include the other genders (male, female or neuter); and "person" shall include an individual, corporation, company, partnership, firm, trustee, trust, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, any governmental, administrative or regulatory authority or agency (notwithstanding that "person" may be sometimes used in this Agreement in conjunction with some of such words), and their respective successors, legal personal representatives and assigns, as the case may be, and pronouns shall have a similarly extended meaning.

1.7 Any information, fact or matter which is capable of influencing the decision of a purchaser of shares or which is necessary for a purchaser to know to enable it to come to a considered judgment is to be regarded as material and unless otherwise provided the materiality of any inaccuracy, discrepancy, commission or omission, alteration and liability in respect of any relevant subject matter will be construed accordingly.

2. **SALE AND PURCHASE OF SHARES**

2.1 Subject to the terms and conditions of this Agreement, the Vendors shall sell as legal and beneficial owner and the Purchaser shall purchase the Sale Shares free from all Encumbrances and together with all rights, benefits and advantages now and hereafter attaching thereto.

3. **CONSIDERATION**

3.1 Subject to the Conditions Precedent having been satisfied in accordance with Clause 4 in and in consideration of the premises and save for the exclusions herein set out, the Consideration shall be satisfied by the Purchaser in the following manner:

(i) the sum of **Ringgit Malaysia One Hundred Thousand (RM100,000.00)** as earnest deposit **("Earnest Deposit")** upon the execution of this Agreement;

(ii) the sum of **One Hundred Fifty Thousand (RM150,000.00)** as deposit ("**Balance Deposit**") to be paid within thirty (30) days from the Unconditional Date pursuant to Clause 4.5 below, and

(iii) the balance Consideration of **Ringgit Malaysia Two Million (RM2,000,000.00)** shall be satisfied by the Purchaser through the issuance and allotment of new ordinary shares in VRI's (numbers of the shares to be issued shall be determined on the issuance date referred below) at the issue price of not more than ten percent (10%) discount from the immediate preceding five trading days Volume Weighted Average Price ("VWAP") from the issuance date in favour of **MN and/or nominee(s)("VRI's Shares")** within thirty (30) days this Agreement becomes unconditional pursuant to Clause 4.5 below or such extended period as may be agreed upon by the parties.

3.2 The Vendors as legal and beneficial owners of the Sale Shares shall sell and Purchaser relying on the warranties and representations by the Vendors contained in this Agreement shall purchase the Sale Shares free from any and all encumbrances and with all rights, benefits and advantages now or thereafter attaching thereto,

including all bonuses, rights, dividends and distributions declared made and paid as from the Completion Date and subject to the terms and conditions hereinafter contained.

3.3 Completion of the sale of the Sale Shares shall be effected upon the terms and conditions contained in Clause 6 hereof.

4. CONDITIONS PRECEDENT

4.1 The obligations of the Purchaser to purchase the Sale Shares at Completion under this Agreement shall be conditional on the fulfilment of all of the following:

(i) the Purchaser being satisfied with the Purchaser's Due Diligence Exercise and there being no fact or circumstance discovered by the Purchaser pursuant to the Purchaser's Due Diligence Exercise which would, in the reasonable opinion of the Purchaser, be of material significance in the context of the transactions contemplated under this Agreement;

(ii) The validity, subsistence and good standing of all Licences including and not limited to those listed in Schedule 1 and the Supply Agreements including and not limited to those listed in Schedule 2 of this Agreement respectively;

(iii) all relevant or necessary consents and approvals, by third parties(if any)(**including without limitation, government bodies, and other relevant authorities having jurisdiction over the Proposed Acquisition**) for the quotation for the VRI's Shares and if such consents are obtained subject to any condition(s) and where such condition(s) affect any of the parties, such condition(s) being acceptable to the party concerned and, if such condition(s) are required to be fulfilled before Completion, such condition(s) being fulfilled before Completion;

(iv) each of the Vendors' Warranties and undertakings remaining true and not misleading in any material respect at Completion, as if repeated at Completion and at all times between the date of this Agreement and Completion, and

(v) the Vendors shall on Completion Date execute such further documents, agreements, deeds, and do such further acts and things, as may be required so that full effect shall be given to the provisions of this Agreement and the transactions contemplated under this Agreement.

4.2 The Vendors shall cause the Company to allow the Purchaser, its representatives and advisors full access to all pertinent information in relation to the Company and its business within its control for the Purchaser's Due Diligence Exercise **PROVIDED ALWAYS** that the Purchaser shall have provided to Company the checklist (where applicable) of all documents required in relation to the Due Diligence Exercise prior execution of this Agreement. The Purchaser shall complete the Purchaser's Due Diligence Exercise on the Company within **one (1) month** from the date of this Agreement.

4.3 The Parties shall use their best endeavour and do all the necessary acts and provide all information and documentation to assist in obtaining the relevant approvals (if any) and shall keep the other party hereto informed of all developments relating to the said applications.

4.4 If the conditions set out in Clause 4.1 shall not have been fulfilled within **three (3) months** from the date of this Agreement (or waived by the relevant parties or extended by mutual agreement between the parties) (the "**Approval Period**"), then this Agreement shall be deemed terminated and be null and void and of no effect and the Vendor shall refund the Earnest Deposit interest Free to the Purchaser within seven(7) Business Days and thereafter none of the parties shall have any claim against the other for costs, damages, compensation or otherwise save in respect of any antecedent breach of this Agreement.

4.5 This Agreement shall cease to be conditional on the date all the conditions set out in Clause 4.1 are fulfilled or waived by the relevant parties, as the case may be, within the Approval Period ("**the Unconditional Date**").

4.6 The Purchaser shall be given the sole right to waive any of the conditions set out in Clause 4.1 by written notice to the Vendors.

5. DELIVERY OF DOCUMENTS

5.1 Upon the execution of this Agreement but no later than the Unconditional Date, the Vendors shall deliver to the Purchaser's Solicitors as stakeholders the following:-

(i) the original share certificates to the Sale Shares;

(ii) the duly executed instruments of transfer of the Sale Shares by the Vendors in favour of the Purchaser;

(iii) two (2) certified true copies of the resolution of the directors of the Company passed in accordance with its articles of association/ constitution approving the transfer of the Sale Shares to the Purchaser and/or its nominees, and

(iv) a pre-signed and undated shareholders agreement ("**Shareholders Agreement**") by MN to be entered into between MN and the Purchaser terms and conditions of which has been mutually agreed by MN and the Purchaser simultaneous to this Agreement to govern the relationship of the parties as shareholders of the Company and in the conduct of the business and affairs of the Company or such other changes or amendments made from time to time as agreed by Parties.

5.2 The Purchaser's Solicitors shall be authorised to release to the Purchaser the documents stated in Clause 5.1 to the Purchaser on the Completion Date.

6. COMPLETION

6.1 Subject to the Purchaser fulfilling the settlement of the Balance Deposit and the issuance of the VRI's Shares in favour of MN or nominee within the timeframe stated in Clause 3 above, the Consideration Shares being registered in the names of Vendors in exchange of the delivery of the documents referred to in Clause 6.2 below, the Completion shall take place not later than **TWO (2) WEEKS** after all the conditions set out in Clause 4.1 are fulfilled (or if not fulfilled, are waived by the relevant party), whichever is later, at the offices of the Purchaser's Solicitors (or at such other place as the parties may agree in writing) where all (and not some only) of the events described in Clauses 6.2 shall occur.

6.2 At Completion, the Vendors shall deliver to the Purchaser:

(i) certified true copies of the resolution passed by the board of directors and the shareholders of the Company;

(a) approving the transfer of the Sale Shares to the Purchaser and/or its nominees:

(b) approving the entry of the name of the Purchaser or its nominees as holder of the Sale Shares in the register of members of the Company;

(d) and appointing as director(s) of the Company, such persons nominated by the Purchaser as notified to the Vendors in writing, each with effect from the Completion Date; and

(e) approving any action which in the view of the Purchaser is necessary to rectify or remedy any irregularity discovered during the Purchaser's Due Diligence Exercise conducted by the Purchaser,

in such form as the Purchaser may require;

(ii) such documents as may be required for submission to any governmental body and such other relevant competent authority to give full effect to the transactions contemplated under herein;

(iii) such waivers or consents (if any) as may be necessary to enable the Purchaser or its nominee to be registered as holder of any and all of the Sale Shares and to give full effect to the transactions contemplated under herein, and

(iv) such other documents, in form and substance satisfactory to the Purchaser, as the Purchaser may require, to complete the sale and purchase of the Sale Shares and to complete the transactions contemplated herein.

6.3 Notwithstanding Clause 6.1, if in any respect any of the provisions of Clause 6 is not complied with substantially by the Vendors on or before the Completion Date, the Purchaser may at its sole discretion:

(i) defer Completion to a date not more than 14 days after the Completion Date (the provision of this Clause 6 shall apply to Completion as so deferred); or

(ii) proceed with Completion so far as practicable (without prejudice to its rights to claim for damages in respect of the Vendors s' failure to comply with any of the conditions in this Clause 6 or any of its rights under this Agreement); or

(iii) rescind this Agreement without prejudice to any other remedy it may have.

6.4 Insofar as the entry of the name of the Purchaser in the register of member of the Company shall not have been completed on the Completion Date, the Vendors shall as on and from the Completion Date be deemed to stand possessed of the Sale Shares as trustee for and on behalf of the Purchaser.

7. VENDORS' UNDERTAKINGS

7.1 The Vendors undertake that from the date of this Agreement and until Completion (including Completion Date) it shall (except where otherwise agreed in writing by the Purchaser):

(i) ensure that there shall not be any amendment to the memorandum of association or the articles of association/constitution of the Company;

(ii) cause the business of the Company to be conducted only in the ordinary and usual course or in accordance to its business plans and in compliance with all applicable laws and regulations and shall not make (or agree to make) any payment other than routine payments in the ordinary and usual course of trading;

(iii) preserve and maintain the properties, business and relationships with suppliers, customers, employees, agents and others having relationships with the Company;

(iv) ensure that all of the Licenses, the Supply Agreements and all other contracts entered by the Company are valid , subsisting and enforceable;

(v) ensure that the Company shall not grant or create any interest in its, or concerning its, share capital or assets in favour of any person or entity, other than in the ordinary course of business;

(vi) procure that the Company shall promptly give to the Purchaser, its agents, representatives and professional advisers at their request, whatever facilities and information relating to the Company and its assets, liabilities, contracts and affairs, and documents of title and other evidence of ownership of its assets, that the Purchaser may reasonably require in connection with the Purchaser's Due Diligence Exercise;

(vii) not do, allow or procure any act or omission which would or would likely result in the passing of a resolution for the winding up of the Company or the appointment of a liquidator, receiver and/or manager, judicial manager or any other similar officer of the Company or over any part of the assets or business of the Company;

(viii) not do, allow or procure any act or omission which would or would likely result in the sale, transfer or disposal of the whole or a substantial part of the Company's undertaking, assets except the Property or purchase, sale, transfer, disposal, lease or licence of any real property or any interest therein other than in the usual course of business, and

(ix) not to take or omit to take or agree or commit to take or omit to take any action that would make any of the Vendors s' Warranties inaccurate in any material respect at, or as of any time prior to the Completion Date;

7.2 Pending Completion, the Vendors shall consult with the Purchaser in relation to any matters that may have a material effect upon the Company.

7.3 In the event that any obligation should be held to be invalid as an unreasonable restraint of trade or for any other reason whatsoever but would have been held valid if part of the wording thereof is reduced or the range of activities or the duration of such obligation of area dealt with thereby is reduced in scope, such obligations shall apply with such modifications as may be necessary to make them valid and effective.

7.4 Each and every obligation under this Clause shall be treated as a separate and distinct obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable the same shall be deleted from this Clause and any such deletion shall not affect the enforceability of any other part of this Clause as remain not so deleted.

8. **WARRANTIES**

8.1 The Vendors hereby represent, warrant and undertake to and with the Purchaser (with the intent that the provisions of this Clause shall continue to have full force and effect notwithstanding Completion) that:

(i) the Vendors have full power and authority to enter into and perform this Agreement and this Agreement constitutes valid and binding obligations on the Vendors;

(ii) the Vendors is the legal and beneficial owner of the Sale Shares and is entitled to sell and transfer its Sale Shares to the Purchaser, free from all and any Encumbrances together with all rights, dividends, entitlements and benefits attaching thereto and no other person has any rights of pre-emption over such Sale Shares; and

(iii) the execution and delivery of, and the performance by the Vendors of its obligations under this Agreement will not:

(a) result in a breach of any agreement or arrangement to which the Vendors is a party or by which it is bound, and/or

(b) result in a breach of any order, judgement or decree of or undertaking to any court, government body, statutory authority or regulatory body (including, without limitation, any relevant stock exchange or securities council) to which the Vendors is a party or by which it is bound.

8.2 The Vendors further represent, warrant and undertake to and with the Purchaser that:

(i) the Sale Shares are validly allotted, issued and fully paid up;

(ii) the statements contained in the recitals hereto are true and accurate in all respects;

(iii) the Company has no outstanding mortgages charges debentures loans or other liabilities or material contingent liabilities other than as disclosed to the Purchaser;

(iv) neither the Company nor it and their respective directors has committed and/or is in breach of any of the laws of any country in relation to the affairs of

the Company and having an adverse material effect on the affairs of the Company;

(v) each of the Vendors 's Warranties is true and accurate in all respects and not misleading at the date of this Agreement and will continue to be true and accurate in all respects and not misleading down to and including Completion;

(vi) in relation to any Vendors' Warranty which refers to the knowledge, information or belief of the Vendors', that the Vendors' have made reasonable enquiry into the subject matter of that Warranty, and

(vii) each of the statements set out in **Schedule 3** is true and accurate in all respects.

8.3 The Purchaser hereby represents, warrants and undertakes to and with the Vendors (with the intent that the provisions of this Clause shall continue to have full force and effect notwithstanding Completion) that:

(i) the Purchaser has full power and authority to enter into and perform this Agreement and this Agreement constitutes valid and binding obligations on the Purchaser;

(ii) the execution and delivery of, and the performance by the Purchaser of its obligations under this Agreement will not:

(a) result in a breach of any provision of the memorandum or articles of association/constitution of the Purchaser or of any agreement or arrangement to which the Purchaser is a party or by which it is bound, and/or

(b) result in a breach of any order, judgement or decree of or undertaking to any court, government body, statutory authority or regulatory body (including, without limitation, any relevant stock exchange or securities council) to which the Purchaser is a party or by which it is bound.

8.4 The Vendors hereby acknowledge that the Purchaser has entered into this Agreement in reliance upon and on the basis of each of the Vendors' Warranties.

8.5 The Vendors' Warranties shall be separate and independent and save as expressly provided shall not be limited by reference to any other Clause or anything in this Agreement, the Schedules or the Appendices.

8.6 If prior to Completion, any Party shall become aware of any event which results or may result in any of the Vendors' Warranties being unfulfilled, untrue, incorrect or misleading on Completion, that Party shall immediately notify the other Party in writing thereof prior to Completion and it shall make any investigation concerning the event which the other Party, without prejudice to any of its rights under this Agreement, may reasonably require.

8.7 The Vendors shall procure that (save only as may be necessary to give effect to this Agreement) it shall not allow or procure any act or omission before Completion which would constitute a breach of any of the Vendors' Warranties if they were given at Completion or which would make any of the Vendors' Warranties unfulfilled, untrue, inaccurate or misleading in any respect if they were so given.

8.8 The Vendors shall use their best endeavours to give to the Purchaser and its solicitors, financiers, consultants, advisers and accountants up to Completion all such information and documentation relating to the Company in their possession or control as the Purchaser shall require to enable it to be satisfied as to the accuracy and due observance of the Vendors' Warranties.

9. BREACH & TERMINATION

9.1 In the event the Purchaser shall fail to complete the sale and purchase of the Sale Shares in accordance with this Agreement and/ or breaches any of the terms and/ or warranties of this Agreement, then the Vendors shall be entitled to either: i) claim for specific performance of this Agreement or ii) terminate this Agreement and upon such termination, the Purchaser shall refund all monies received pursuant to the Agreement and pay to the Vendors all reasonable costs and expense incurred by the Vendors pursuant to the negotiation and preparation of this Agreement and any incidental costs thereto, after which the Vendors shall have no other claims whatsoever against the Purchaser and the Vendors shall be entitled to sell or dispose of the Sale Shares freely to any other party or parties.

9.2 In the event the Vendors shall fail to complete the sale and purchase of the Sale Shares in accordance with this Agreement and/or breaches any of the terms of this Agreement, then the Purchaser shall be entitled to either i)claim for specific performance of this Agreement or ii) terminate this Agreement and upon such termination, the Purchaser shall be entitled to forfeit the Earnest and Balance Deposits (whichever is applicable), after which the Purchaser shall have no other claims whatsoever against the Vendors and the Vendors shall be entitled to sell or dispose of the Sale Shares freely to any other party or parties

10. INDEMNITY

10.1 The Vendors shall defend, indemnify and hold harmless the Purchaser and its directors, officers, employees, agents, successors and assigns (collectively, in such capacity as the parties to be indemnified under this Agreement, the "**Indemnified Parties**"), from and against and in respect of any and all costs, expenses, liabilities, damages, proceedings, actions, fines, penalties suffered or incurred by any Indemnified Party in connection with:

(i) any breach of any Vendors' Warranty in this Agreement (assuming the Agreement was not rescinded), and

(ii) any failure to perform duly and punctually any covenant, agreement or undertaking on the part of the Vendors for the benefit of Purchaser under this Agreement.

11. CONFIDENTIALITY

11.1 The Parties agree to keep strictly secret and confidential, and under no circumstances to disclose to any person which is not a party to the Agreement, any Confidential Information arising from or in connection with this Agreement unless disclosure of such information is expressly permitted by the prior written consent in writing of the other party (such consent not to be unreasonably withheld).

11.2 Notwithstanding Clause 11.1, the confidentiality obligation shall not apply to:

(i) any information obtained from any Party hereto which becomes generally known to the public, other than by reason of any wilful or negligent act or omission of any Party hereto or any of their agents, advisers or employees;

(ii) any information obtained from any third party;

(iii) any information which is required to be disclosed pursuant to any legal process issued by any court or tribunal whether in Malaysia or elsewhere;

(iv) any information disclosed by any of the parties to their respective bankers, financial advisers, consultants and legal or other advisers for the purpose of this Agreement and the transactions contemplated herein;

(v) any information that may be required to be disclosed pursuant to any applicable requirement issued by any competent governmental or statutory authority or rules or regulations of any relevant regulatory body (including, without limitation, any relevant stock exchange or securities council), and

(vi) any information which is reasonably required to be disclosed to persons who are subject to duties of secrecy and confidence under any statutes, Acts or legislation as may be applicable to the Purchaser.

12. RESTRICTION ON ANNOUNCEMENTS

Save as may be required to be disclosed pursuant to any applicable requirement issued by any competent governmental or statutory authority or rules or regulations of any relevant regulatory body (including, without limitation, any relevant stock exchange or securities council), each Party undertakes that prior to Completion it will not make any announcement in connection with this Agreement unless the other Party shall have given its written consent to such announcement (which consent not to be unreasonably withheld).

13. COSTS AND STAMP DUTY

The Purchaser shall bear the stamp duty incurred in relation to or in connection with this Agreement. Apart therefrom, each Party shall bear their own solicitors' costs and charges.

14. GENERAL

14.1 This Agreement shall be binding upon and ensure for the benefit of the successors, personal representatives and estates of the parties. Except as otherwise expressly provided in this Agreement, no rights and obligations in this Agreement shall be assigned to any other person by any party without the prior written consent of the other party.

14.2 This Agreement (together with the Schedules and Appendices attached hereto), constitutes the full understanding of the parties and the complete and exclusive statement of the terms and conditions of the Agreement relating to the subject matter of this Agreement and supersedes any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto.

14.3 Any amendment of or supplement to this Agreement, including this provision and the Schedules and Appendices, must be in writing (or in any other form required by applicable law) and executed by both parties to be effective.

14.4 The provisions of this Agreement including the Vendors' Warranties, covenants and undertakings (insofar as the same shall not have been fully performed at Completion) shall remain in full force and effect notwithstanding Completion. Completion shall not prejudice any rights of any of the parties that may have accrued hereunder prior to Completion.

14.5 Neither party shall be liable for, or deemed in breach of, its obligations under this Agreement because of any delay or failure in the performance of its obligations under this Agreement due to the occurrence of any *force majeure*, but such *force majeure* shall not excuse the performance of any obligations required to be completely performed under this Agreement prior to the recognition of the occurrence of the *force majeure*. For the purpose of this clause, the expression *force majeure* shall mean any event which renders the performance of this Agreement impossible or illegal, and the occurrence of which is beyond the reasonable control of the party affected, including without limitation, war, terrorism, acts of God, strikes or other labour disputes or governmental intervention.

14.6 The Vendors and the Purchaser shall do and execute or procure to be done and executed all such further acts, deeds, things and documents as the other party may reasonably require to fulfil the provisions of and to give to each party the full benefit of this Agreement.

14.7 Except to the extent already performed, all the provisions of this Agreement shall, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding Completion.

14.8 The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

14.9 If any provision in this Agreement is held to be illegal, invalid or unenforceable in whole or in part, this Agreement shall continue to be valid as to its other provisions and the remainder of the affected provision.

15. NOTICES

15.1 Any notice required to be given by any party to the other shall be deemed validly served by hand delivery or by prepaid registered letter sent through the post to its address given herein or such other address as may from time to time be notified for this purpose or via designated email of the authorised representative of the respective parties. Any notice served by hand shall be deemed to have been served on delivery, any notice served by prepaid registered letter shall be deemed to have been served four (4) days after the time at which it was posted and any notice served via email shall be deemed to have been served upon the delivery of the email to the authorised representative and in proving service it shall be sufficient to prove that the notice was properly addressed, delivered or posted or emailed, as the case may be. The initial addresses of the Parties are as stated in this Agreement.

16. **REMEDIES AND WAIVERS**

Save as expressly provided herein, any right of rescission conferred upon the Purchaser or the Vendors hereby shall be in addition to and without prejudice to all other rights and remedies available to it. No failure on the part of any party to this Agreement to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

17. **TIME OF ESSENCE**

Any time, date or period mentioned in any provision of this Agreement may be extended by mutual agreement between the parties hereto but as regards any time, date or period originally fixed and not extended or any time, date or period so extended as aforesaid time shall be of the essence.

18. **COUNTERPARTS**

This Agreement may be signed in any number of counterparts each of which shall together constitute the same agreement. Any party may enter into this Agreement by signing any such counterpart. Each counterpart may be signed and executed by the parties and transmitted by facsimile transmission and shall be as valid and effectual as if executed as an original.

19. **GOVERNING LAW AND SUBMISSION TO JURISDICTION**

This Agreement shall be construed in accordance with and be governed by the laws of Malaysia and each party to this Agreement hereby irrevocably submits to the jurisdiction of the courts of Malaysia.

[The rest of this page has been intentionally left blank]

IN WITNESS WHEREOF the parties hereto have set their hands the day and year first abovewritten.

THE VENDORS

Signed by)
Murugesu a/l M. Narasimha)
(NRIC No. 690219-10-6397))
in the presence of:-)

....

RAJES RAGHAVJI
(BC/R/182)
Advocate & Solicitor
High Court of Malaya
Kuala Lumpur

Signed by)
Deivamalar a/p Kandiah)
(NRIC No.731027-10-5638))
in the presence of:-)

....

RAJES RAGHAVJI
(BC/R/182)
Advocate & Solicitor
High Court of Malaya
Kuala Lumpur

THE PURCHASER

Signed by by **Lee Puan Kiang @ Charlie**)
(NRIC No. 620903-12-5689)
For and on behalf
VERDE RESOURCES (MALAYSIA) SDN. BHD
(CO. NO.: 202201002087 (1447784-K))
in the presence of:-

VERDE RESOURCES (MALAYSIA) SDN. BHD. 202201002087 (1447784-K)

....
Director

RIORN LEE KAH VUI
Advocate, Roll No. 972/2012
High Court in Sabah and Sarawak
Sabah, Malaysia

SCHEDULE 1

Details of the Licences issued by the Relevant Auhtorities

i) Membership of Federation of Malaysian Manufacturer – since 2018
ii) Certificate of achievement from SME Corporation – year 2016
iii) Bionexus Status from Biotech Corporation – since 2015
iv) Certificate of Registration from CIDB Malaysia – until sept 2023
v) Green Project Certificate from Green Tech Malaysia – Expired 2012

PERAKUAN PENDAFTARAN

Adalah dengan ini diperakui bahawa kontraktor yang dinyatakan di bawah ini telah berdaftar dengan Lembaga mengikut Bahagian VI Akta Lembaga Pembangunan Industri Pembinaan Malaysia 1994. Pendaftaran ini adalah tertakluk kepada syarat-syarat yang telah ditetapkan bersama perakuan ini.

No. Pendaftaran	:	0120160815-SL177935
Nama Kontraktor	:	VATA VM SYNERGY (M) SDN. BHD.
Alamat Berdaftar	:	NO.22, JALAN PELANGI OFF JALAN BATU TIGA LAMA 41300 KLANG SELANGOR
Daerah	:	KLANG
Tarikh Mula Berdaftar	:	15/08/2016

GRED	**KATEGORI**	**PENGKHUSUSAN**
G5	**B**	**B04**
G5	**CE**	**CE21**
G5	**ME**	**M15**

Tarikh Mula Berkuatkuasa : **06/10/2022**

Tarikh Habis Tempoh Perakuan : **25/09/2023**

STATUS: AKTIF

Ketua Eksekutif

Lembaga Pembangunan Industri Pembinaan Malaysia

Tarikh: 06/10/2022

Cert. No : GTFS/W/C0025

Green Tech Malaysia

KeTTHA
KEMENTERIAN TENAGA, TEKNOLOGI HIJAU DAN AIR

Green Project Certificate

Sijil Projek Hijau

It is hereby certifies that
Ini disahkan bahawa

VATA VM SYNERGY (M) SDN BHD
NO 67, JALAN DATO DOLLAH 2
41100 KLANG
SELANGOR DARUL EHSAN

fulfill the Green Technology Financing Scheme Eligibility Criteria
telah memenuhi kriteria Skim Pembiyaan Teknologi Hijau

Project Name	:	Production of Fertiliser Using EFB, POME, and Other Mill Biomass
Project Serial No.	:	GTFS/W/P033
Category	:	Producer
Sector	:	Waste & Water
GT Project Cost	:	RM 7,000,000.00

DATUK LOO TOOK GEE
Secretary General
Ministry of Energy, Green Technology and Water

Issue Date	:	18 January 2012
Tarikh Dikeluarkan	:	
Valid Until	:	17 July 2012
Sah Sehingga	:	(Extension)
Certificate No.	:	GTFS/W/C0025

Malaysian Green Technology Corporation
(No Syarikat 462237-T)
No.2 Jalan 9/10,
Persiaran Usahawan, Seksyen 9,
43650 Bandar Baru Bangi,
Selangor

Tel: 03-89210800
Fax: 03-89210801

http:// www.greentechmalaysia.my
http:// www.gtfs.my

Intended for loan financing under Green Technology Financing Scheme only
Bertujuan untuk pembiyaan pinjaman di bawah Skim Pembiyaan Teknologi Hijau sahaja

BIOTECHCORP
MALAYSIAN BIOTECHNOLOGY CORPORATION

BIOTECHCORP
BIONEXUS
STATUS COMPANY

BioNexus Status

This is to certify that

VATA VM SYNERGY (M) SDN BHD (739472-W)

has been awarded BioNexus Status with effect from

4 DECEMBER 2015

Chief Executive Officer

Chief Operating Officer

SN10160000024

Certificate of Achievement

Congratulations to

VATA VM SYNERGY (M) SDN. BHD.

for successfully achieving

★★★

for the year 2016

under the

SME COMPETITIVENESS RATING FOR ENHANCEMENT (MANUFACTURING & MRS)

DATUK (DR.) HAFSAH HASHIM
Chief Executive
SME Corporation Malaysia

Membership No. **V0089**

FEDERATION OF MALAYSIAN MANUFACTURERS
PERSEKUTUAN PEKILANG-PEKILANG MALAYSIA (7907-X)
(A Company Limited By Guarantee)

Certificate of Membership

This is to certify that

VataVM Synergy (M) Sdn Bhd

is a member of the

Federation of Malaysian Manufacturers

Financial Year **2017/2018**

Member since February 28, 2018

Dato' Soh Thian Lai
President

Making Malaysian Industries Globally Competitive

SCHEDULE 2

Details of the the Supply Agreements

1. listings of documentation required from Mr. Murugesu A/L Narashimha as per requirement in Schedule 2

i) To produce detail sales volume & figures for Year 2019 – 2022
ii) To compile & draft assurance on sales target for Year 2023 & 2024
iii) To outline costing of the proposed scale-up machineries @ Compost Plant site
iv) To update or renew existing expiring licences
v) To compile & record existing VATA assets
vi) To compile & record existing equipment used for ongoing production operation
vii) To outline existing and/or any new product of its costing and price list
viii) To compile types of fertilizer to be produce
ix) To capitalise all existing VATA Debtors listing
x) To open a joint bank account VATA & VERDE with any of Malaysian bank.

2. VERDE SHARES SALE AGREEMENT MANDATE LETTER

i) To acquire a mandate letter from Verde Resources Inc. to authorize the Director of Verde Resources (Malaysia) Sdn. Bhd. for the execution of the shares sale agreement proceed.

List of Documents for Inspection & Review

Unless otherwise defined, the word "Company" shall mean VATA VM SYNERGY (M) SDN.BHD.

This is a general request list of documents for inspection and review ("List"). For the purpose of the legal due diligence for the Proposed Assignment and in addition to the general list of documents set out here, kindly provide us with any and all documents that are relevant to VATA VM SYNERGY (M) SDN.BHD. upon request.

Where such document are not available, kindly indicate accordingly in the checklist below.

1	Statutory Records/ Secretarial Forms/ Corporate Information	Availability
1.1	Original or certified true copies (by the company Secretary) of Certificates of Incorporation, Certificate of Change of name (if any) and Certificates of Conversion (if any) of the Company;	
1.2	Original or certified true copies (by the Company Secretary) of the Company's Constitution;	
1.3	Original or certified true copies (by the Company Secretary) of the Corporate Registers, including Registers of Members, and Mortgages/Charges/Encumbrances;	
1.4	Original or certified true copies (by the Company Secretary) of all the Board of Directors' Resolutions passed in connection with the allotment and issues of company Shares;	
1.5	Original or certified true copies (by the Company Secretary) of all Board of Directors'and Shareholder'/Members' Resolutions of the Company; *The resolution in appointing a new Company Secretary (Verde Resources (M) Sdn Bhd's Company Secretary)	
1.6	Notices of members' resolutions of the Company;	
1.7	Original or certified true copies (by the Company Secretary) of all Form 24 and Return of Allotment of Shares and Statements containing particulars of shares allotted otherwise than for cash in respect for the Company;	
1.8	Original or certified true copies (by the Company Secretary) of all statement of Particulars to be lodged with Charge and Certificate of Registrations of Charge of the Company;	
1.9	Original or certified true copies (by the Company Secretary) of the latest Notice of Situation of Registered Office and Office Hours, Notifications of Change in the Business Address and/or Nature of Business and Particulars of Changes of the Company;	
1.10	Original or certified true copies (by the Company Secretary) of the latest Form 58 and all Notification of changes in the Registers of Directors, Managers and Secretaries and Changes of Particulars of the Company;	
1.11	Original or certified true copies (by the Company Secretary)	

	of the latest Form of Annual Return of the Company; and * The most updated version of the annual report, any outstanding dues will be deducted from the shares sales purchase price	
1.12	Original or certified true copies (by the Company Secretary) of all Form 32A and Form of Transfers for the transfer of shares in the Company.	

2	Contracts/ Agreements / Memorandum of Understanding/ Letter of Intent	Availability
2.1	Original copies of all contracts, agreements. Memoredum of understanding and letters of intent (including related information and documents) involving the Company and the Project, Including :	
2.1.1	Director's Contract of Service Agreement *up to management to decide whether they want to draft one for the director	
2.1.2	Any business agreements including project contracts and/or supply contracts;	
2.1.3	Any contracts containing unusual or onerous obligations or contract outside the ordinary course of business including any settlement agreement;	
2.1.4	Any maintenance of service contracts relating to the company entered into within and outside the ordinary course of business;	
2.1.5	Any agreement for hire, rental, lease, hire purchase, conditional sale, credit sale or similar arrangements;	
2.1.6	Any management and/or consultancy agreements entered into the Company;	
2.1.7	Any joint venture agreements, shareholders' agreements, partnerships' agreements or arrangements relating to the securities of the Company, if any;	
2.1.8	Any licensing agreements, franchise agreements, transfer of technology agreements, trademarks and patent registrations, and evidence of intellectual property rights owned or used by the Company;	
2.1.9	Any tenancy and lease agreements	
2.1.10	Any agreement with respect to issued shares, such as rights under which consent to diposal is required, rights to first refusal, pre-emptive rights and voting agreements;	
2.1.11	Any agreements or arrangements between the company and its shareholders relating to control, management or funding of the Company including any director appointment rights;	
2.1.12	Any arrangement or arrangments between the Company with related companies or associates, including details of terms on	

	which directors or shareholders (or company or other persons controlled by or associated with the directors or shareholders) have provided or will provide goods or services of the Company(or Vice Versa) and details or any amounts paid or benefits provided by the Company or shareholders or directors;	
2.1.13	Any arrangements relating to the purchase of shares, businesses or other assets under which there are any outstanding warranties, indemnities or other obligations owed to the Company by any third party or vice versa.	
2.1.14	Any existing agreement or arrangement with a competitor (whether written or unwritten or whether intended to be legally enforceable or not) which relates to the prices or conditions of contract under which goods or services tendered for and/or performed or supplied by or to the Company;	
2.1.15	Any Consulting, incentive, technical services/ assistance agreement	
2.1.16	Any standard employment contract and/or letter of employment entered into the Company;	
2.1.17	Any standards terms and conditions entered into between the Company with its customers;	
2.1.18	Any notices of termination or default received in respect of any contract involving the Company;	
2.1.19	Any correspondence or documentation evidencing details of any non-compliance by the Company in respect of any agreements or contract entered into by the Company.	

3	Litigations	Availability
3.1	Information documentations of any details of all potential, actual and current litigation involving the Company or any other person for whose acts or default may result in the Company becoming vicariously liable, including arbritation proceedings and winding up proceedings;	
3.2	Details of any criminal offences in which the Company has committed or any of its officers (including directors) have committed during the term of their employment.	

4	Related Party Transactions	Availability
4.1	Information and details of any transactions, arrangements or understandings with associated persons or related company; and	
4.2	Information and details of any shareholder's or directors' interest in related party transactions.	

5	Audited Accounts	Availability

5.1	Audited accounts of the Company for the preceding three (3) years, including the directors' and auditors' reports, if applicable;	
5.2	Any Management accounts prepared since last annual audited accounts.	

6	Banking Facilities/borrowing (or Lending) from (or to) Third parties, Financial Grants	Availability
6.1	Original copies of all agreements, trust deeds, deed polls or constituent documents for any bonds or loan stocks relating to the Company's borrowing (or lending) and /or financing (or grants) including letters of offer (or supplementary letters of offer) where applicable for the project, whether under term loans or overdraft facilities, bonds, loans, stock issues, bills of exchange, commercial papers or similar instruments, acceptance credit, documentary credit of bill discontinuing facilities, interest rates swaps, currency swaps, financial options, financial contracts or other similar instruments and financial leases. This would include inter-group borrowing (and lending) and loans from (or to) directors, employees and shareholders;	
6.2	Particulars and copies of all mortgages, debentures, instruments by way of security charges, pledges liens, encumbrances, conditional sale or other retention of trust arrangements, deeds of postponement, preferential rights or other agreement or arrangement, the effect of which is to create a security over the assets or any parts with copies of all notices, demands or other communications from the beneficiary of the relevant security of the Company.	
6.3	Details of documentation and agreements with regard to any loans, advances etc. granted by any shareholders and/or directors to the company	
6.4	Details and documentation in relation to any loans made by the Company, including any loans made to directors, substantial shareholders (holding more than 5% of the issued and paid up share capital of the Company), ex-directors, employees or persons connected to any such persons.	
6.5	Letters of demand, default notices, notices of demand issued pursuant to section 465 of the Companies Act 2016, details of any non-compliance with the borrowing and security documentation and details of any threatened litigations against the Company;	
6.6	Other contingent liabilities of the Company; and	
6.7	Details of all existing or anticipated breaches of the terms of such agreements by the Company with copies of all notices, demands or other communications from the relevant lender to the Company.	

7	Business and other Licenses / Approvals /Consents / Permits	Availability
7.1	Copies of all consents, permits, licenses and approvals of authorities held by or issued to the Company;	
7.2	Any relevant approvals from the authorities;	
7.3	Any other consents, permits, licenses, approvals required in carrying out the businesses of the Company;	
7.4	Any consents, permits, licenses, approvals required in carrying out the business of the company;	
7.5	Any consents, approvals from Bank Negara Malaysia in relation to any transactions;	
7.6	Copies of all complaints filled with or investigation reports carried out by the authorities of the Company;	
7.8	Details of any breach or any intended or contemplated refusal or revocation of any licenses; and	
7.9	Confirmation that the Company have compiled with all conditions attaching to any consent, permit and license issued by authorities.	

8	Industrial Relations	Availability
8.1	Copies of any authorities granted by the directors of the Company to any manager	
8.2	Copies of documentation (or details where unwritten) of any share options, share incentives, profit sharing or related arrangements or other incentives schemes for employees and contractors including bonus arrangements;	
8.3	Copies of licenses and proof of registration of foreign workers (if any)	
8.4	Copies of directors' service agreements, if any;	
8.5	Details of industrial disputes (whether with trade unions or individual worker(s)) or threatened industrial dispute	
8.6	Details of breaches by the Company of any of their respective collective, employment of service agreements; and	
8.7	Copies of letters from the Ministry of Labour (of any of its departments) and any other documents or correspondence in connection with the Company's compliance/non-compliance with the relevant labour and employment laws.	
8.8	The number of employees employed by the Company in the following manner: a) Total number of employees; b) Total number of full-time permanent employees; c) Total number of part-time permanent employees; d) Total number of contractual employees; e) Total number of foreign; if any; and f) Total number of expatriates, if any.	

8.9	A copy of the passports and work permit held by each foreign worker, if applicable.	

9	Insurance Policies and Benefit Plans	Availability
9.1	Adequacy of the Company's insurance policies in respect of its business operations, Public liabilities and Professional Liability Cover;	
9.2	Details of any insurance claims made within the last two (2) years, including all claims which are outstanding and unsettled;	
9.3	Details of any materials risk of the Company that is designated as being self-insured;	
9.4	Confirmation that all premiums have been paid and that all insurance policies are current and details of notices (if any) from the insurer to cancel or avoid a policy;	
9.5	Details of all employees benefit plans of the Company;	
9.6	A copy of each of all of the company's insurance policies.	

10	Plant, Equipment and other Fixed Assets	Availability
	Assets	
10.1	Please provide a schedule of plant, equipment, machinery, furniture, fittings and other fixed assets (including any drawing designs)	
10.2	Please identify any assets which are subject to any hire, rental lease, hire purchase, conditional sale, credit sale or similar arrangement;	
10.3	Please identify any assets owned by the Company but not in the possession and control of the same.	
	Assets not owned	
10.4	Complete copies (or details where unwritten) of any agreements for hire, rental, lease, hire purchase conditional sale or similar arrangement;	
10.5	Details of amounts outstanding under such agreements; and	
10.6	Details of non-compliance with terms of such agreements.	

11	Tax Matters	
11.1	Correspondence and particular of outstanding injuries by the Inland Revenue or other fiscal authority in relation to the tax affairs of the Company;	
11.2	Details of Service Tax Registration, if applicable;	
11.3	Details of potential liabilities of the Company in relations to	

	tax matters.	

SCHEDULE 3

Vendors' Warranties as to the Company

1. **The Company**

1.1 Save as set out in the Management Accounts, there is no outstanding indebtedness or other liability (actual or contingent) owing by the Company to the Vendors, or any director of the Company or any person connected with any the Company, or with any such director nor is there any indebtedness owing to the Company by any such person.

1.2 The entire issued share capital of the Company is free from all liens, charges, equities, encumbrances or interests in favour of any other person and the same are freely and transferable without the consent, approval, permission, licence or concurrence of any third party.

1.3 True copies or certified true copies of the memorandum of association and the byelaws of the Company have been provided to the Purchaser. The copies of the memorandum and articles of association/constitution of the Company so provided to the Purchaser are true and complete and have embodied in it or annexed to it a copy of every such resolution as is required by the relevant legislation.

1.4 The Company has not granted any right to call for or option for the issue of or agreed to issue at any time after Completion any share or loan capital.

1.5 The Company is not under any contracts, options, warrants or any other obligations regarding any part of its capital, issued or unissued, or for the issue of any shares, debentures, warrants, options, or other similar securities or has agreed to acquire any share or interest or loan capital in any company.

1.6 The Company does not have any Subsidiary and does not have any investment in any other company(ies).

2. **Financial and taxation**

2.1 The Audited and Management Accounts have been prepared in accordance with the requirements of all relevant statutes and International Accounting Standards and on a consistent basis and give a true and fair view of the state of affairs of the Company for each of the three years ended on the Accounts Date and of its combined profits for the period ended on that date, and make proper provision for all actual liabilities, bad or doubtful debts, Taxation and proper provision for or contain full particulars in notes of (in accordance with good accounting practice) all contingent unqualified deferred or disputed liabilities and all capital commitments and all assets or stock which are wholly or in part lost, obsolete or depreciated in value and all contractual or statutory payment required to be made by the Company to any director, consultant or employee of the Company have consistently applied the bases and policies of accounting in the audited balance sheet and profit and loss accounts for the three years ended on **30th June** and except where specified are not affected by any extraordinary exceptional or non-recurring item.

2.2 The Audited Accounts truly and fairly reflect the financial position of the Company as at the Accounts Date and truly and fairly disclose all assets and liabilities of the Company as at the Accounts Date.

2.3 The provision for Taxation in the Audited Accounts is sufficient to cover all Taxation assessed or liable to be assessed on the Company or for which the Company is then or may then be or become accountable in respect of profits, income earnings, receipts, transfers, events and Transactions up to the Accounts Date.

2.4 The Company has duly complied and will until Completion continue duly to comply with its obligations to account to the Inland Revenue Authority of Malaysia and the Tax Department and all other tax or regulatory authorities for all amounts for which it is or may become accountable in respect of Taxation.

2.5 All returns, computation and payments in connection with Taxation that should have been made by the Company have been made in a timely manner and on a proper basis and will until Completion continue to be so made.

2.6 The Company has duly and punctually paid all Taxation which it has become liable to pay and is under no liability to pay any penalty or interest in connection with any claim for Taxation.

2.7 The Company has fully and punctually paid all taxes, duties and levies as the same became due and payable and the Company is not or is not likely to be subject to any tax penalties. The Company has properly disclosed to the relevant authorities in Malaysia or elsewhere the required information relating to their business and the price and values of the goods or materials imported or exported by each of them.

2.8 The Company has exercised its reasonable endeavours to preserve and secure all tax benefits and refunds.

2.9 All particulars furnished to the Taxation authorities, in connection with the application for any consent or clearance on behalf of any of the Company or affecting the Company have fully and accurately disclosed all facts and circumstances material for the decision of those authorities; and consent or clearance is valid and effective; and any Transaction, for which consent or clearance has previously been obtained, has been carried into effect (if at all) only in accordance with the terms of the relative application and consent or clearance.

2.10 The Company has not taken or omitted to take any action which has had, or might have, the result of altering, prejudicing or in any way adversely affecting any arrangement or agreement which it has previously negotiated with the Taxation authorities in Malaysia and/or any other jurisdiction.

2.11 All assets of the Company of a wasting or depreciable nature are stated in the Accounts after deduction of depreciation, and such depreciation being in amounts sufficient to write down such assets over their respective expected useful economic lives, and unless stated to the contrary in the Accounts, depreciation is calculated on a straight line basis and a consistent depreciation policy has been adopted over all assets and there has been no change in the basis and policy of depreciation.

2.12 All accounting records, vouchers, invoices, ledgers, contracts and memoranda and all other accounting documents of the Company and records of all Transactions

thereof are in the possession of the Company and have been accurately and properly written up, kept and maintained in accordance with generally accepted accounting practice in Malaysia and together shows a true and fair view of the affairs and financial position of the Company.

2.13 A consistent accounting policy has been adopted by the Company and there has been no material change thereof.

2.14 The Company does not hold any security (including any guarantee or indemnity) which is not valid or enforceable against the grantor thereof in accordance with its terms.

2.15 Save as disclosed to the Purchaser or set out in the Audited or Management Accounts, in relation **to all financing arrangements** to which the Company is a party:

(a) there has been no contravention of or non compliance with any provision of any such document;

(b) no steps for the enforcement of any encumbrances have been taken or threatened;

(c) there has not been any alteration in the terms and conditions of any of the said arrangements or facilities all of which are in full force and effect and the Company is aware of any circumstances whereby the terms and condition of any facilities might be prejudiced or which might give rise to any alteration in the terms or conditions of any of the facilities;

(d) nothing has been done or omitted to be done whereby the continuance of the said arrangements and facilities in full force and effect might be affected or prejudiced, in particular, as a result of any matters contemplated in this Agreement; and

(e) none of the arrangements is dependent on the guarantee of or on any security provided by a third party.

2.16 The total amount borrowed by each of the Company:

(a) from its bankers does not exceed its overdraft facilities; and

(b) from whatsoever source does not exceed any limitation on borrowing contained in its constitutive documents or any other deed or document binding on it.

2.17 All dividends or distributions declared, made or paid by each the Company have been declared, made or paid in accordance with its articles of association/constitution or corresponding constitutive documents and the application provisions of the Companies Act or other applicable legislation.

2.18 None of the accounts receivables of the Company as at the Accounts Date or subsequently recorded in the books of account of the Company have become irrecoverable or the recoverability of which has become doubtful or has been waived

in whole or in part or become subject of any dispute except as to the extent as disclosed by the Vendors or the Company.

3. **Assets**

3.1 As set out in the Accounts or as disclosed by the Vendors and/or Company, certain of the Company's machineries are subjected to hire purchase agreement.

3.2 Since the Accounts Date, save for disposals in the ordinary course of its business, the assets of the Company have been in the possession of, or under the control of, the Company.

3.3 The vehicles and equipment used in connection with the business of the Company are in a good and safe state of repair and condition and satisfactory working order and have been regularly and properly maintained.

4. **Disputes and litigation**

4.1 The Company is not engaged in (nor is any director in relation to the affairs of the Company engaged in) any legal proceedings (including litigation, arbitration and prosecution), and no such proceedings are pending or threatened, nor are there any facts likely to give rise to such proceedings known or which would on reasonable enquiry be known to the Company or its directors.

4.2 There is no dispute with any revenue or official department in Malaysia or any other part of the world in relation to the affairs of the Company.

5. **Company records**

5.1 The Company has kept and duly made up all requisite books of account (reflecting in accordance with good accounting principles all the financial Transactions of the Company), minute books, registers, records and these and all other deeds and documents (properly stamped where necessary) belonging to or which ought to be in the possession of the Company and its seal are in the possession of the Company or the lender(s) to the Company (where such documents form part of the loan or security documents for loans made to the Company or documents required to be delivered under such loan or security documents).

5.2 All accounts, books, ledgers, and other financial records of the Company:

(a) have been properly maintained, are in the possession of the Company and contain due and accurate records of all matters required by law to be entered therein;

(b) do not contain or reflect any material inaccuracies or discrepancies; and

(c) give and reflect a true and fair view of the matters which ought to appear therein and no notice or allegation that any of the same is incorrect has been received, or if the Company has received such notice or allegation, the incorrectness or errors have been rectified.

5.3 Without prejudice to the generality of paragraph 5.1, the minute book of directors' meetings and the minute book of shareholders' meetings respectively of the Company contain full and accurate records of all resolutions passed by the directors and the shareholders of the Company concerned and no resolutions have been passed by either the directors or shareholders of the Company concerned which are not recorded in the relevant minute books.

5.4 All documents requiring to be filed with the Companies Commission of Malaysia or any other relevant authority by the Company have been properly made up and filed.

5.5 The register of members (if applicable) or records of equity interests of the Company is correct, there has been no notice of any proceedings to rectify such register, and there are no circumstances which might lead to any application for its rectification.

6. **Properties**

6.1 The Company has the legal right to occupy each of the leased properties (if applicable) in accordance with the terms and conditions of the relevant tenancy agreements. Each of the leased properties is being used for lawful purposes, which are permitted by the relevant tenancy agreement and the actual occupation has not violated any relevant land, construction or user regulations applicable to the leased properties.

6.2 All the rent and other payments payable by the Company under the tenancy agreements have been paid up to date, and the user of the leased properties occupied by the Company is in accordance with that provided for in the relevant tenancy agreement, all applicable legislation, statutory requirements, governmental or other orders, rules, directives or instruments affecting or appertaining to the use, occupation or enjoyment of the leased properties and the terms of the tenancy agreements have been duly complied with by the parties thereto and none of the tenancy agreements is subject to early termination due to default of the Company.

6.3 There is no claim or dispute between the Company and its landlord in respect of the leased properties.

6.4 There is no breach of any applicable statutory, bye-law or regulatory requirement as to fire precaution, public health, pollution, discharge of effluents, environmental or any other matters to which, in respect of any of the leased properties, compliance is required.

7. **Corporate status**

7.1 The Company has been duly incorporated/established and constituted, and is legally subsisting under the law of its place of incorporation/establishment, and there has been no resolution, petition or order for the winding-up of the Company and no receiver or administrator or similar officer has been appointed in respect thereof or any part of the assets thereof, nor are any such resolutions, orders and appointments imminent or likely.

7.2 No events or omissions have occurred whereby the constitution, subsistence or corporate status of the Company has been or is likely to be adversely affected.

7.3 The Company is validly constituted and established and has the requisite corporate power and is carrying on its business in the manner and in the places within the scope of its business licence and approval certificate and there are no circumstances which lead to the suspension or cancellation of any such permits, authorities, licences or consents;

7.4 the Company has fully performed within the requisite time limits its obligations under its articles of association(and all supplemental articles of association)/constitution.

8. **Intellectual property rights**

8.1 Save as set out or disclosed by the Company and so far as the Company is aware, the intellectual property rights of the Company is not being used, claimed or opposed by any other person.

8.2 So far as the Company is aware after making all reasonable enquiries, to the best of their knowledge, the business of the Company as now carried on do not, and are not likely to infringe any intellectual or industrial property right of any other person (or would not do so if the same were valid) and all licences to the Company in respect of such protection are in full force and effect. The Company has not received any claims from any third parties alleging the operations or business of the Company have infringed the intellectual property rights held or owned by such third parties; and no claims have been made and no applications are pending of which the Company is aware which if pursued or granted may materially and adversely affect the Company or its business.

8.3 No claims have been made and no applications are pending of which the Company is aware which if pursued or granted may materially and adversely affect the relevant Company or its business.

8.4 The Company has not (otherwise than in the ordinary and normal course of business) disclosed, or permitted to be disclosed, or undertaken or arranged to disclose, to any person other than the Purchaser any of its know-how, trade secrets, confidential information, price lists or lists of customers or suppliers.

9. **The Company and the law**

9.1 The Company has conducted its business in all material respects in accordance with all applicable laws and regulations of Malaysia and any relevant foreign country and there is no order, decree or judgment of any court or any governmental agency of Malaysia or of any foreign country outstanding against the Company which may have a material adverse effect upon the assets or business of any of the Company.

9.2 All necessary licences, consents, registrations, authorities, permits and authorities (public and private) have been obtained by each the Company to enable the Company to carry on its business effectively in Malaysia and in the manner in which such business is now carried on and all such licences, consents, permits and authorities are valid and subsisting and the Company knows of no reason why any of them should be suspended, cancelled or revoked or should not be renewed or reissued upon or prior to their expiry.

9.3 Save as set out or disclosed by the Vendors, the Company nor any of its officers, agents or employees (during the course of their duties in relation to the Company) have committed, or omitted to do, any act or thing the commission or omission of which is, or could be, in contravention of any ordinance, order, regulation, enactment, statute or the like in Malaysia or elsewhere which is punishable by fine or other penalty.

9.4 No order has been made or petition presented or resolution passed for the winding up of the Company, nor has any distress, execution or other process been levied against the Company.

10. **The business**

10.1 Since the Accounts Date and save as set out or disclosed by the Vendors:

(a) the Company has carried on its business in the ordinary and usual course and without having entered into any material Transaction, assumed any material liability or made any material payment not provided for in the Accounts which is not in the ordinary course of its business or suffered any material adverse interruption or alteration in the nature, scope or manner of its business;

(b) the Company has paid its creditors within the time agreed with such creditors and there are not debts outstanding by the Company which have been due for more than six months;

(c) the Company has not entered into, or agreed to enter into, any capital commitments other than in accordance with its business plans;

(d) no share or loan capital has been issued or agreed to be issued by the Company;

(e) no distribution of capital or income has been declared, made or paid in respect of any share capital of the Company and (excluding fluctuations in overdrawn current accounts with bankers) no loan or loan capital of the Company has been repaid in whole or part or has become liable to be repaid;

(f) no unusual trade discounts or other special terms have been incorporated into any contract entered by the Company inconsistent with the previous practice of the Company; and

(g) there has been no material deterioration in the financial position or prospects or turnover of the Company.

10.2 The transaction contemplated under this Agreement will not:

(a) cause the Company to lose the benefit of any right or privilege it presently enjoys or cause any person who normally does business with the Company not to continue to do so on the same basis as previously;

(b) relieve any person of any obligation to the Company (whether contractual or otherwise) or enable any person to determine any such obligation or any right

or benefit enjoyed by the Company or to exercise any right whether under an agreement with or otherwise in respect of any of them;

(c) result in any present or future indebtedness of the Company becoming due or capable of being declared due and payable prior to its stated maturity;

(d) give rise to or cause to become exercisable any right of pre-emption; or

(e) adversely affect the Company's relationships with its clients, customers, suppliers or employees.

11. **The Company's contracts**

11.1 All documents to which the Company is a party and other documents owned by or which ought to be in the possession of the Company have been properly stamped (if required) and are in the Company's possession and true and complete copies thereof have been delivered to the professional advisers.

11.2 Save as set out or disclosed by the Vendors, the Company is not a party to any agreement, Transaction, obligation, commitment, understanding, arrangement or liability which:

(a) is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into or undertaken;

(b) is known or is likely to result in a loss to the Company on completion of performance;

(c) cannot readily be fulfilled or performed by the Company on time without undue or unusual expenditure of money and effort;

(d) involves or is likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature;

(e) is a lease or a contract for hire or rent, hire purchase or purchase by way of credit sale or periodical payment;

(f) is a contract with any trade union or body or organisation representing the Company's employees;

(g) requires an aggregate consideration payable by the Company in excess of RM50,000.00;

(h) requires the Company to pay any commission, founders' fee, royalty or the like;

(i) in any way restricts the Company's freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

(j) is in any way otherwise than in the ordinary and proper course of the Company's business.

11.3 The Company is not a party to any agreement under which the Company or any other party is in default, being a default which is material in relation to the financial or trading position of the Company nor (so far as any of the Company is aware) are there any circumstances likely to give rise to such a default.

11.4 No person other than the Company has given any guarantee of or security for any overdraft, loan or loan facility granted to the Company.

11.5 There are in force no powers of attorney given by the Company. No person, as agent or otherwise, is entitled or authorised to bind or commit the Company to any obligation not in the ordinary course of the Company's business.

12. **The Company and its bankers**

12.1 The total amount borrowed by the Company from its bankers or other financial institutions (if any) does not exceed any limits granted under any relevant facilities and the total amount borrowed by the Company from whatsoever source does not exceed any limitation on its borrowing power contained in its articles of association/constitution, or in any debenture or loan stock deed or other instrument.

12.2 The Company has not done or omitted to do anything whereby the continuance in full force and effect of any overdrafts, loans or finance facilities (if any) extended to the Company might be affected or prejudiced.

13. **The Company and its employees**

13.1 Save as set out or disclosed by the Vendors, there is no outstanding contract of service between the Company and any of its Directors, officers or employees which is not terminable by the Company without compensation by six months' notice given at any time and there are no claims pending or threatened, or capable of arising against the Company, by any employee or third party, in respect of any accident or injury not fully covered by the insurance.

13.2 Save as set out or disclosed by the Vendors and as regards any scheme that the Company is or may become obliged to join or subscribe under any applicable law or regulations, there is no scheme or fund in respect of retirement, pension, health insurance, housing, bonus, incentive, share option or other benefits to directors, officers, staff, employees or any other party to which the Company is a party or in respect of which there is any obligation or liability, present or future, actual or contingent.

14. **Investments, associations and branches**

14.1 The Company is not the holders or beneficial owners of and have not agreed to acquire any class of shares or other capital of any other company or corporation.

14.2 All shares and equity interests of the Company are beneficially and wholly owned by the Company, and in each case free from any liens, charges, equities, encumbrances or interests in favour of any other person.

14.3 The Company is not or has not agreed to become a member of any partnership, joint venture, consortium or other unincorporated association.

15. **Insurance**

15.1 The Company has maintained insurance covers in respect of all risks and up to an extent that may reasonably be expected of a prudent businessman operating a business similar to that of the Company.

15.2 All insurance policies taken out by the Company are valid, binding, in full force and effect and not voidable. There are no circumstances which might lead to any liability under any such insurance policies being avoided by the insurers or the premiums being increased and there is no claim outstanding under any such policy nor are there any circumstances likely to give rise to a claim.

16. **Repetition of Warranties**

16.1 If Completion does not take place forthwith upon the signing of this Agreement, the Vendors s' Warranties shall be deemed to be repeated immediately before Completion and to relate to the facts and circumstances then existing.

17. **Events since the Accounts Date**

17.1 Since the Accounts Date:

(a) there has been no material adverse change in the financial condition, business or prospects of the Company and the Company has entered into Transactions and incurred liabilities only in the ordinary course of business;

(b) save as set out in the Vendors s' Disclosure Letter, no resolution of the Company in general meeting has been passed other than resolutions relating to the business of an annual general meeting which was not special business;

(c) the Company has not declared, paid or made or is proposing to declare, pay or make any dividend or other distribution;

(d) the financial year end of the Company has continued to be and has not changed from 30 June;];

(e) the business of each of the Company has been carried on in the ordinary and usual course and in the same manner (including nature and scope) as in the past, no fixed asset or stock has been written up nor any debt written off, no stock has notionally depreciated, become obsolete or lost value and no material change has occurred in the level of stock and no unusual or abnormal contract has been entered into by the Company;

(f) no asset of any of the Company has been acquired or disposed of, or has been agreed to be acquired or disposed of, otherwise than in the ordinary course of business and there has been no disposal or parting with possession of any of its property, assets (including know-how) or stock in trade or any payments by any the Company, and no contract involving expenditure by it on capital account has been entered into by the Company, and no liability has been created or has otherwise arisen (other than in the ordinary course of business as previously carried on);

(g) there has been no disposal of any asset (including stock) or supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which could be deemed to have been received for Taxation purposes;

(h) no event has occurred which gives rise to a Taxation liability to the Company or deemed (as opposed to actual) income, profits or gains or which results in the Company becoming liable to pay or bear a tax liability directly or primarily chargeable against or attributable to another person, firm or company;

(i) no remuneration (including bonuses) or benefit payable to any officer or employee of the Company has been increased nor has the Company undertaken any obligation to increase any such remuneration at any future date with or without retrospective effect; and

(j) such of the book debts shown in the Accounts and all other book debts arising since such time which have been realised since the Accounts Date have been realised at amounts not less than those shown in the Accounts or, in the case of subsequently arising book debts, their face amount, and no indication has been received that any debt now owing to the Company is bad or doubtful.

18. **Pending Completion**

18.1 The Company shall jointly and severally procure that the Company will not, at any time between the date of this Agreement and the Completion Date:

(a) issue or agree to issue any of its share or loan capital or grant or agree to grant any option over or right to acquire any of its share or loan capital;

(b) borrow or otherwise raise money or incur or discharge any indebtedness or create any security other than in the ordinary course of business;

(c) enter into any contract (otherwise than in the ordinary course of business) or any capital commitment other than in accordance with its business plans or undertake or incur any contingent liability;

(d) in any respect depart from the ordinary course of its day to day business or its business plans;

(e) create or permit to arise any lien, charge, pledge, mortgage or other security interest on or in respect of, or dispose of, acquire, transfer and assign any of its undertaking, property or assets;

(f) declare, pay or make any dividends or other distributions;

(g) amend or terminate or vary any agreement or arrangement to which it is a party; or

(h) give any indemnity, guarantee or security.

18.2 Prior to the Completion Date, if any of the Vendors s' Warranties set out in this Schedule 1 are found to be materially untrue, inaccurate or misleading or have not been fully carried out in any material respect, or in the event of the Company becoming unable or failing to do anything required under this Agreement to be done by them at or before the Completion Date, the Purchaser may by notice in writing rescind this Agreement.

19. **General**

All information contained in this Agreement or in the documents referred to herein and therein and all other information concerning the Company and/or any part or parts of its business operations assets and liabilities (actual or contingent) supplied in the course of the negotiations leading to this Agreement to the Purchaser or the Professional Advisers was when given true, complete and accurate in all respects and there is no fact or matter which has not been disclosed which renders any such information or documents untrue, inaccurate or misleading at the date of this Agreement or which if disclosed might reasonable be expected to influence adversely the Purchaser's decision to purchase the Sale Shares on the terms of this Agreement.

@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@@

ADDENDUM TO THE SHARES SALE AGREEMENT DATED 23RD day of MARCH 2023 (in relation to 60% Equity of **VATA VM SYNERGY (M) SDN.BHD. [Registration No.: 200601019719 (739472-W)] ("SSA")**

Date :

BETWEEN

MURUGESU A/L M. NARASIMHA (NRIC No. 690219-10-6397) and **DEIVAMALAR A/P KANDIAH (NRIC No.: 731027-10-5638) both** Malaysian citizens of No. 67, Jalan Dato Dollah 2, 41100 Klang, Selangor (collectively the "**Vendors**" and each a "**Vendor** "); and

AND

VERDE RESOURCES (MALAYSIA) SDN. BHD. (CO. NO.: 202201002087 (1447784-K)) a private limited incorporated in Malaysia under the Companies Act 2016 and having its registered address at Lot 6.01, 6th Floor, Imbi Plaza, 28 Jalan Imbi, 55100 Kuala Lumpur and having its place of business at 17th Floor, Menara Hap Seng, No. 1 &3 Jalan P. Ramlee, 50250 Kuala Lumpur (the **"Purchaser"**)
(each a "Party" and collectively the "Parties").

AND

VATA VM SYNERGY (M) SDN.BHD. [Registration No.: 200601019719 (739472-W)] ("VVS") having its registered address at No.22 Jalan Pelangi, Off Jalan Batu Tiga Lama, 41300 Klang, Selangor and having its business address at Lot 5164-67, MK Cegar Galah, Batu 29, Kg Chuar Kati, 33020 Kuala Kangsar, Perak (**"the Company"**).

IT IS HEREBY AGREED AS FOLLOWS:

1. This Addendum will form part and parcel of the SSA and take effect on the same date as the SSA.

2. The purpose of this Supplemental Agreement is vary and add a portion of the terms of the SSA in relation to the following :
   a. The Company will become a party to the SSA;
   b. The Conditions Precedent.

3. Words and phrases when used herein shall have the same meaning as prescribed in the SSA unless otherwise stated or provided for.

4. The following terms will be added as part of the Conditions Precedent :
   a. That all the Directors and Related Party advances to date are to be capitalised as Paid Up Capital of The Company ;
   b. All vehicles, machinery, equipment and others assets belonging to the Company be listed and reflected in the Company account and copies of all registration cards or title of ownership (where applicable) evidencing the registration of the ownership respective assets in favour of the Company be delivered to the Purchaser's Solicitors; and
   c. That all the Directors provide a letter confirming that upon the Completion of the SSA, they shall have no claims whatsoever against the Company including any Contract of Service that will come to an end simultaneously with the

Completion of the agreement unless renewed or superceded by new contracts subject to the directions of the Shareholders and the Board.

The above is hereby confirmed and accepted by the following :

THE VENDORS

Signed by)
Murugesu a/l M. Narasimha)
(NRIC No. 690219-10-6397))
in the presence of:-)

.... Ahmad bin Mohamed Kasim
910726-77-5079

Signed by)
Deivamalar a/p Kandiah)
(NRIC No.731027-10-5638))
in the presence of:-)

.... MUHAMAD ISA BIN ARIFFIN
92 03 03 08 6465

THE PURCHASER

Signed by by **Lee Puan Kiang @ Charlie**)
(NRIC No. 620903-12-5689))
For and on behalf)
VERDE RESOURCES (MALAYSIA) SDN. BHD)
(CO. NO.: 202201002087 (1447784-K)))
in the presence of:-)

.... Director

RIORN LEE KAH VUI
Advocate, Roll No. 972/2012
High Court in Sabah and Sarawak
Sabah, Malaysia

THE COMPANY

Signed by **VATA VM SYNERGY (M) SDN.BHD.**)
[Registration No.: 200601019719 (739472-W)])
in the presence of:-)

....

Director
Name : Roslan bin Ramli
NRIC No.: 810109-08-6162

....

Director MURUGESU A/L NARASIMHA
Name :
NRIC No. 690219106397